Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of ICO, Inc. of our report dated December 13, 2006 relating to the financial statements, financial statement schedules, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting which appears in ICO, Inc.'s Annual Report on Form 10-K for the fiscal year ended September 30, 2006.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
May 3, 2007